NSAR ITEM 77O
VK Advantage Municipal Income Trust
10f-3 Transactions


Underwriting#   Underwriting    Purchased   Amount of    % of      Date of
                                 From        shares   underwriting Purchase

    1           Broward County   R. James    3,000       1.91       5/21/01
                FL Airport Syst
		    Rev.

2           City of Houston  Piper	   2,500	   0.58	  8/16/01
					   Jaffray

3.	    City of Chicago  JP Morgan   3,500	   1.57	  8/17/01


Underwriting Participants:

Underwriting #1
Raymond James & Associates
Banc of America Securities
M.R. Beal & Co.
Chapman Company
Morgan Stanley Dean Witter
Siebart Brandford Shank

Underwriting #2
U.S. Bancorp Piper Jaffray
Loop Capital Markets
Banc of America Securities
A.G. Edward & Sons
Salomon Smith Barney
Apex Pryor Securities
SWS Securities
Chapman Company

Underwriting #3
JP Morgan Securities
William Blair & Co.
Siebart Brandford Shank
A.G. Edward & Sons
Jackson Securities
Morgan Stanley